Exhibit 99.1

Outerwall Inc. Provides Updated Q3 and FY 2013 Guidance

Plans Additional Stock Repurchase of $100 Million

BELLEVUE, Wash., Sept. 16, 2013 – Outerwall Inc. (Nasdaq: OUTR), formerly Coinstar, Inc., today provided an update on its financial guidance for the third quarter and full year 2013.

Based on preliminary results through the end of August and the Company’s outlook for September, Outerwall now expects the following:

For the third quarter 2013*:

•	Consolidated revenue between $569 and $589 million, compared to prior estimates of $604 to $630 million;

•	Core adjusted EBITDA between $101 and $109 million, compared to prior estimates of $129 to $139 million; and

•	Core diluted EPS between $0.82 and $0.94, compared to prior estimates of $1.36 to $1.51.

For the full year 2013*:

•	Consolidated revenue between $2.274 and $2.339 billion, compared to prior estimates of $2.372 to $2.475 billion;

•	Core adjusted EBITDA of $451 to $471 million, compared to prior estimates of $507 to $538 million;

•	Core diluted EPS between $4.72 and $5.12, compared to prior estimates of $5.76 to $6.26; and

•	Free cash flow of $170 to $188 million, compared to prior estimates of $211 to $227 million, due to lower operating results offset by a reduction in capital expenditures.

*See Appendix A for non-GAAP financial measures.

“Although both rentals and revenue for Redbox increased significantly in July and August over 2012 levels, they were not to our expectations. In addition, heightened promotional discount activity, which added new customers during the quarter, had an adverse impact on the expected average transaction size and we believe drove consumers toward more single night rentals,” said J. Scott Di Valerio, chief executive officer of Outerwall Inc. “We continue to adjust our Redbox promotional strategy, including a lower level of overall promotion, to better align with anticipated consumer trends, and are also reducing our content and direct operating costs.”

Di Valerio continued, “We remain focused on driving profitable growth, maximizing free cash flow and allocating capital to the highest return opportunities. To this end, we are accelerating our full review of our New Ventures initiatives, excluding ecoATM, to ensure they provide the appropriate level of risk adjusted returns. In addition, we are committed to returning a significant portion of free cash flow to shareholders and plan to repurchase an additional $100 million of common stock after the trading window opens in the fourth quarter.”

Redbox Update

Rentals for July and August grew year over year 13.4% and 15.7% respectively, with July representing Redbox’s best rental month in its history, with approximately 74 million rentals. Redbox continues to expect both rentals and revenue per kiosk to increase compared to comparable periods in 2012. In addition, unique credit and debit cards used in July and August increased 11% year over year, while rental frequency improved in July and August compared to the same periods in 2012.

Although the promotional strategy succeeded in driving rentals and bringing in new consumers, Redbox believes the promotional strategy adversely impacted net revenue per rental more than anticipated and increased the consumer trend toward single night rentals. Overall, Redbox anticipates a third quarter adverse impact to net revenue per rental of $0.07 to $0.09. When CRM is fully deployed, Redbox believes CRM will allow it to impact consumer behavior in multiple ways, including emails and other customer communications with more relevant title recommendations and adaptive offers that should increase rentals while reducing discounts. Redbox expects the CRM program to continue to rollout during the fourth quarter and, together with the revised promotional strategy, believes that it will continue to drive rental activity while improving net revenue per rental.

Despite achieving double digit rental growth in August, as well as a 12% increase in unique credit and debit cards, Redbox expected a higher level of rental growth year over year due to a more linear content slate, a lack of competition from the Summer Olympics as experienced in 2012, and 5% year over year customer growth in the first half of 2013.

Based on quarter to date performance, Outerwall has adjusted Redbox’s fourth quarter expectations. Specifically, the Company has lowered its expected fourth quarter net revenue per rental to account for an anticipated increase in the percentage of single night rentals. Outerwall expects net revenue per rental to increase in the fourth quarter from the third quarter as the Company continues to adjust its Redbox promotional strategy for the remainder of the year. The Company also noted that its expected fourth quarter movie slate has been updated as the number of titles has shifted to either later in the fourth quarter or into 2014. As a result, rental expectations for the fourth quarter have been reduced by 6.5 million rentals with many of these rents shifting to 2014. Although Redbox sees titles shift from time to time, the expected amount of changes in the fourth quarter is greater than normal. Outerwall has also lowered expected costs in the fourth quarter based on reduced revenue expectations, including lowering product costs and general and administrative expenses.

Redbox’s VMZ kiosk capacity enhancement rollout remains on track to be fully deployed across 39,000 kiosks by the middle of the fourth quarter. Redbox continues to expect a low single digit rental lift once this inexpensive retrofit is complete. VMZ increases kiosk capacity allowing Redbox to keep productive titles in the kiosk longer without incremental product cost, particularly in high release and rental seasonality periods such as late fourth quarter and early first quarter. In the future, VMZ will also allow for enhanced rebalancing of inventory to ensure appropriate copy depth across the network.

Looking ahead, Outerwall continues to see revenue growth in its Redbox business of 4-7% annually through 2015. The Company will align its cost structure to be reflective of Redbox’s growth curve and management’s overall focus on managing content and direct operating costs to maximize profit and cash flow.

Review of New Ventures Initiatives

To date, ecoATM is trending above previously announced expectations for 2013. The remainder of 2013 will be focused on expanding in the mall channel and testing in both mass and grocery channels to drive growth in 2014. With its strong cash flow profile and a potential universe of 5,000 to 10,000 kiosks in the U.S. alone, the Company believes ecoATM represents an attractive business with a significant opportunity for value creation.

Although Outerwall believes there is an opportunity to leverage the Company’s platform to scale proven new businesses, it will continue to refine its new venture process to improve results and to more effectively deploy capital. Outerwall is accelerating a full review of its other New Ventures to ensure they provide the appropriate level of risk adjusted returns. The Company expects to complete the review by the end of the year, and does not intend to comment further on this review until the process is complete.

Coinstar

Third quarter performance in the Coinstar segment, formerly known as Coin, remains on track with prior expectations. In addition, effective October 1, Outerwall expects to implement a price increase in the U.S. that will increase the cash voucher rate from 9.8% to 10.9%. This is expected to offset increased costs, benefitting the segment’s operating results for the remainder of 2013, and further support cash flow generation in the coming quarters.

Commitment to Returning Capital to Shareholders

Outerwall is focused on allocating capital to the highest return opportunities, and continues to view the repurchase of the Company’s shares of common stock as an important component of this strategy. Quarter to date, the Company has repurchased approximately $24 million of shares, for a total of $95 million of its $100 million target for 2013.

Due to the anticipated free cash flow generation for the remainder of the year, as well as current valuations, Outerwall plans to repurchase an additional $100 million of common stock. The Company anticipates commencing the repurchase program during an open trading window in the fourth quarter.

Third Quarter 2013 Earnings Conference Call

Outerwall will report results and host a conference call on October 24, 2013 after market close to discuss the third quarter 2013 results and expectations for the full year 2013. Outerwall’s earnings press release and prepared remarks will be made available on the Investor Relations section of the Company’s website at www.outerwall.com. The conference call will be webcast live and archived on the Investor Relations section of Outerwall’s website at www.outerwall.com.

About Outerwall Inc.

Outerwall Inc. (Nasdaq: OUTR) has more than 20 years of experience creating some of the most profitable spaces for their retail partners. The company mission is to create a better everyday by delivering breakthrough kiosk experiences that delight consumers and generate revenue for retailers. As the company that brought consumers Redbox® entertainment, Coinstar® money services, Rubi™ coffee, and ecoATM® electronics recycling kiosks, Outerwall is leading the next generation of automated retail and paving the way for inventive, scalable businesses. Outerwall™ kiosks are in neighborhood grocery stores, drug stores, mass merchants, malls, and other retail locations in the United States, Canada, Puerto Rico, the United Kingdom, and Ireland. Learn more at www.outerwall.com.

Safe Harbor for Forward-Looking Statements

Certain statements in these prepared remarks are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “goals,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. The forward-looking statements in this release include statements regarding Outerwall Inc.’s anticipated growth and future operating results, including 2013 third quarter and full year results, as well as stock repurchases. Forward-looking statements are not guarantees of future performance and actual results may vary materially from the results expressed or implied in such statements. Differences may result from actions taken by Outerwall Inc. or Redbox, as well as from risks and uncertainties beyond Outerwall Inc.‘s control. Such risks and uncertainties include, but are not limited to,

•	competition from other digital entertainment providers,

•	the ability to achieve the strategic and financial objectives for our entry into new businesses, including ecoATM and Redbox Instant™ by Verizon,

•	failure to receive the expected benefits of the NCR relationship,

•	our ability to repurchase stock and the availability of an open trading window,

•	the termination, non-renewal or renegotiation on materially adverse terms of our contracts with our significant retailers and suppliers,

•	payment of increased fees to retailers, suppliers and other third-party providers, including financial service providers,

•	the timing of new DVD releases and the inability to receive delivery of DVDs on the date of their initial release to the general public, or shortly thereafter, or in sufficient quantity, for home entertainment viewing,

•	noteholders electing to convert our convertible notes,

•	the effective management of our content library,

•	the ability to attract new retailers, penetrate new markets and distribution channels and react to changing consumer demands,

•	the ability to adequately protect our intellectual property, and

•	the application of substantial federal, state, local and foreign laws and regulations specific to our business.

The foregoing list of risks and uncertainties is illustrative, but by no means exhaustive. For more information on factors that may affect future performance, please review “Risk Factors” described in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. These forward-looking statements reflect Outerwall Inc.‘s expectations as of the date of these prepared remarks. Outerwall Inc. undertakes no obligation to update the information provided herein.

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Contacts

Media:

Marci Maule

Director of Public Relations

425-943-8277

marci.maule@outerwall.com

Financial Analysts and Investors:

Rosemary Moothart

Director of Investor Relations

425-943-8140

rosemary.moothart@outerwall.com

Appendix A

Use of Non-GAAP Financial Measures

Non-GAAP measures may be provided as a complement to results provided in accordance with United States generally accepted accounting principles (“GAAP”).

We use the following non-GAAP financial measures to evaluate our financial results:

•	Core adjusted EBITDA;

•	Core diluted earnings per share (“EPS”); and

•	Free cash flow.

These measures, the definitions of which are presented below, are non-GAAP because they exclude certain amounts which are included in the most directly comparable measure calculated and presented in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for our GAAP financial measures and may not be comparable with similarly titled measures of other companies.

Core and Non-Core Results

We distinguish our core activities, those associated with our primary operations which we directly control, from non-core activities. Non-core activities are primarily nonrecurring events or events we do not directly control. Our non-core adjustments include i) acquisition costs primarily related to the NCR Asset Acquisition and acquisition of ecoATM, Inc., ii) a gain on the grant of a license to use certain Redbox trademarks to Redbox Instant™ by Verizon and iii) income or loss from equity method investments, which represents our share of income or loss from entities we do not consolidate or control (“Non-Core Adjustments”).

We believe investors should consider our core results because they are more indicative of our ongoing performance and trends, are more consistent with how management evaluates our operational results and trends, provide meaningful supplemental information to investors through the exclusion of certain expenses which are either non-recurring or may not be indicative of our directly controllable business operating results, allow for greater transparency in assessing our performance, help investors better analyze the results of our business and assist in forecasting future periods.

Core Adjusted EBITDA

Our non-GAAP financial measure core adjusted EBITDA is defined as earnings before depreciation, amortization and other; interest expense, net; income taxes; share-based payments expense; and Non-Core Adjustments.

Core Diluted EPS

Our non-GAAP financial measure core diluted EPS is defined as diluted earnings per share excluding Non-Core Adjustments, net of applicable taxes.

Free Cash Flow

Our non-GAAP financial measure free cash flow is defined as net cash provided by operating activities after capital expenditures. We believe free cash flow is an important non-GAAP measure as it provides additional information to users of the financial statements regarding our ability to service, incur or pay down indebtedness and repurchase our common stock.

Outerwall will provide a reconciliation of these Non-GAAP financial measures for the third quarter 2013 when it has finalized and reports full financial results for the quarter.